Exhibit 4.9

Execution Copy

SECOND AMENDED AND RESTATED RESTRICTED SHARE AGREEMENT

THIS SECOND AMENDED AND RESTATED RESTRICTED SHARE AGREEMENT (this “Agreement”) is entered into as of September 28, 2010 (the “Effective Date”), by and among LightInTheBox Holding Co., Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), each of the individuals and their respective holding company through which such individual holds certain ordinary shares of the Company, par value US$1/15000 per share listed on Schedule I attached hereto (each such individual, a “Founder” and collectively, the “Founders”, each such holding company, a “Founder Holding Entity” and collectively, the “Founder Holding Entities”), and the Persons listed on Schedule II attached hereto (each an “Investor”, collectively, the “Investors”). Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

A.                                   The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, certain Series C Preferred Shares of the Company on the terms and conditions set forth in the Series C Preferred Share Purchase Agreement dated as of the date hereof by and among the Company, the Founders, the Founder Holding Entities, the Investors, and the other parties thereto (the “Purchase Agreement”).

B.                                     The Company, the Founders, and certain Investors entered into an Amended and Restated Restricted Share Agreement dated June 26, 2009 (the “Prior Agreement”) to amend, restate, supersede and replace in its entirety a Restricted Share Agreement dated October 23, 2008.

C.                                     The Purchase Agreement provides that the amendment and restatement of the Prior Agreement by execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.

D.                                    The Parties hereto, representing all of the parties to the Prior Agreement, desire to amend and restate the Prior Agreement by entering into this Agreement on the terms and conditions set forth herein, which shall amend, restate, supersede and replace in its entirety the Prior Agreement.

E.                                      The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.             Definitions.

1.1          The following terms shall have the meanings ascribed to them below:

“Date of Release” means each date on which any Restricted Shares shall vest and be released from the Company’s Repurchase Right in accordance with Section 3.2 hereof.

“Equity Securities” means with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Memorandum and Articles” means the Memorandum of Association of the Company and the Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Ordinary Shares” means the ordinary shares of the Company, par value US$1/15000 per share.

“Preferred Shares” means collectively, the Series A Preferred Shares of the Company, par value US$1/15000, the Series B Preferred Shares of the Company, par value US$1/15000, and the Series C Preferred Shares of the Company, par value US$1/15000.

“Principals” means collectively, the Founders and the Founder Holding Entities.

“Restricted Shares” means, with respect to a Founder and/or such Founder’s Founder Holding Entities, the number of Ordinary Shares held by such Founder and/or such Founder’s Founder Holding Entities set forth opposite their names in Schedule I hereto, and any new, substitutes or additional securities as set forth in Section 3.6 hereof.

“Right of First Refusal and Co-Sale Agreement” means the amended and restated right of first refusal and co-sale agreement entered into by the Parties hereto concurrently with this Agreement.

“Shareholders Agreement” means the second amended and restated shareholders agreement entered into by the Company, the Investors, the Principals and certain other parties hereto concurrently with this Agreement.

“Transaction Documents” has the meaning given to such term in the Purchase Agreement.

“Vested Shares” means shares that were Restricted Shares but that have subsequently been released from the Repurchase Right pursuant to this Agreement.

1.2          Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble

Arbitration Notice	Section 5.4(a)

Board	Section 3.1(a)(iv)

Cause	Section 3.1(b)

Change of Control	Section 3.2(b)

Company	Preamble

Dispute	Section 5.4(a)

Effective Date	Preamble

Founder	Preamble

Founder Holding Entity	Preamble

HKIAC	Section 5.4(b)

HKIAC Rules	Section 5.4(b)

Investor	Preamble

Leave or Absence	Section 3.1(a)(iii)

Party	Preamble

Principal Tribunal	Section 5.4(i)(i)

Prior Agreement	Recitals

Purchase Agreement	Recitals

Repurchase Notice	Section 3.3

Repurchase Period	Section 3.3

Repurchase Price	Section 3.1(a)

Repurchase Right	Section 3.1(a)

Start Date	Section 3.2(a)

Termination	Section 3.1(a)(iii)

Transfer	Section 2.1

Transfer Form	Section 2.2

1.3          Interpretation.  For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the applicable accounting standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the expressions “Investor”, “Founder” and “Founder Holding Entities” shall, unless the context prohibits, include their respective successors, permitted transferees and assigns and any Persons deriving title under them, (xiii) the term “voting number” refers to the number of votes attributable to the Ordinary Shares and/or the Preferred Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, and (xiv) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.                                      Prohibition on Transfer of Restricted Shares.

2.1          Prohibition on Transfer. No Principals shall sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (“Transfer”), directly or indirectly, any interest in any Restricted Shares prior to the termination of the Repurchase Right with respect to such Restricted Shares, without obtaining a prior written waiver from the Company waiving its Repurchase Right respecting such Restricted Shares with the written consent of the holders of 67% of voting power of the outstanding Shares of the Company (voting together as a single class and calculated on an as-converted basis), including the written consent of a majority of voting power of the outstanding Preferred Shares and a majority of voting power of the outstanding Series C Preferred Shares. After a Restricted Shares is released from Repurchase Right (or the Company waives its Repurchase Right with respect to such Restricted Share in accordance with this Agreement), such Restricted Share may only be Transferred in accordance with the Right of First Refusal and Co-Sale Agreement. Any Transfer or purported Transfer of Restricted Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the register of members of the Company and shall not be recognized by the Company.

2.2          Escrow. Upon the Effective Date, the Founder Holding Entities shall deposit the certificates representing all of the Restricted Shares, together with a transfer form executed in blank by the record owner of such Restricted Shares in the form attached hereto as Exhibit A (the “Transfer Form”), in escrow with the Company (for so long as such Restricted Shares continue to remain subject to the Company’s Repurchase Right) to be held and released only in accordance with the provisions of this Agreement. Immediately upon receipt of any new, substituted or additional securities described in Section 3.6, the Principals shall immediately deliver to the Company, to be similarly held in escrow, the certificates representing all of such securities or other property. All regular cash dividends on Restricted Shares held in escrow hereunder shall be paid directly to the record owner of such Restricted Shares and shall not be held in escrow. All Restricted Shares shall be released to the record owner of such Restricted Shares and the certificate(s) evidencing such Restricted Shares shall be returned to the Founder Holding Entities without further order or instruction, when such Restricted Shares are no longer subject to the Repurchase Right (as defined below), or when otherwise agreed by the holders of a majority of voting power of the outstanding Preferred Shares (voting as a single class and calculated on an as converted basis) in writing. Each Founder Holding Entity shall be deemed to be the holder for the purpose of exercising any voting rights relating to such Restricted Shares under the Memorandum and Articles, even if some or all of such Restricted Shares have not yet vested and been released from the Repurchase Rights.

2.3          Legend. Each existing or replacement certificate for Restricted Shares subject to the Repurchase Right shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RESTRICTED SHARE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY AND A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.  COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

2.4          No Indirect Transfers.  Each Principal agrees that the transfer restrictions with respect to the Restricted Shares which have not been released from the Repurchase Right hereof set forth in this Agreement shall not be capable of being avoided by any of them by the holding of the Equity Securities of the Company indirectly through another Person (including a Founder Holding Entity) or by the issuance of any Equity Securities by any such Person (including a Founder Holding Entity). Each Founder and each Founder Holding Entity of such Founder furthermore agrees that, so long as such Principal is bound by this Agreement and any Restricted Shares continue to remain subject to the Company’s Repurchase Right, the Transfer, sale or issuance of any Equity Securities of any Founder Holding Entity of such Founder which correspond to the portion of the Restricted Shares which continue to remain subject to the Company’s Repurchase Right in violation of this Agreement shall be prohibited, and such Founder and each such Founder Holding Entity agrees not to make, cause or permit any Transfer, sale or issuance of any Equity Securities of such Founder Holding Entity in violation of this Agreement. Any purported Transfer, sale or issuance of any Equity Securities of any Founder Holding Entity in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Founder Holding Entity shall recognize any such Transfer, sale or issuance.

3.                                      Repurchase Right of the Company.

3.1          Repurchase Right

(a)   In the event a Founder’s relationship with the Group Companies terminates, directly or indirectly, upon

(i).           the voluntary termination by such Founder of his employment with any Group Company,

(ii).          the termination by the Company of such Founder’s employment for Cause (as defined in Section 3.1(b) below), which termination is in compliance with applicable laws and the then effective employment agreement between such Founder and the applicable Group Company,

(iii).         such Founder being unable to perform his duties due to serious illness, disabilities, or mandatory leave from office as required by applicable laws (including but not limited to statutory military services) for three (3) months and the status of leave or absence (“Leave or Absence”) continues up to a consecutive period of two (2) years, in which case the termination shall be deemed to have taken effect upon the expiration of the three months’ period starting from the date when he is unable to perform his duties (each of the events described under (i), (ii), and (iii) above is referred to as a “Termination”), or

(iv).         the termination by the Company of such Founder’s employment due to gross mismanagement by such Founder of the business and affairs of the Company or any subsidiary or affiliate directly managed by such Founder which directly results in a material loss by the Company and for which the Company has reasonable proof was committed by such Founder, or fundamental violation of any employment agreement, proprietary information agreement, intellectual property assignment agreement or non-competition agreement entered by and between such Founder and the Company or any of its subsidiaries or affiliates which directly results in a material loss by the Company and for which the Company has reasonable proof was committed by such Founder; provided that, the termination by the Company of any Founder’s employment for any reason described under this Section 3.1(a)(iv) shall be approved by the Company’s board of director (the “Board”) with the affirmative votes of at least six (6) directors out of a Board composed of eight (8) directors, then, in each such event, regardless of whether or not such Founder is then serving as a director of any Group Company and subject to the other subsections of this Section 3 below, the Company shall have the right to repurchase (the “Repurchase Right”) up to all of the Restricted Shares of such Founder and such Founder’s Founder Holding Entities, to the extent such Restricted Shares have not been released from the Repurchase Right as provided below as of the applicable termination date, at a price that is US$1/15000 per share, as appropriately adjusted for share splits, combinations, reorganizations and similar event (the “Repurchase Price”).

To avoid any doubt, the change in management title of a Founder or a Founder being employed by another Group Company shall not be treated as a Termination of such Founder. The Principals hereby acknowledge that the Company has no obligation, either now or in the future, to repurchase any Restricted Shares, whether vested or unvested, at any time.

(b)   For purposes of this Agreement, the term “Cause” means any one of the following grounds:

(i).           a Founder deliberately abuses his power and causes material losses to the Company in order to seek his own interests in performing his duties in the Company, and which the Board has sufficient proof was committed by such Founder;

(ii).          a Founder is diagnosed as addiction to alcohol or illegal drugs which materially and adversely interferes with the performance of such Founder’s obligations and duties of employment; or

(iii).         a Founder is convicted of a felony, or any crime involving (x) fraud or (y) misrepresentation or (z) violation of applicable securities laws.

3.2                               Vesting.

(a)   Vesting Terms. Subject to Sections 3.2(b), 3.2(c), 3.2(d), and 3.2(e) below, as long as the Founder is continuously an employee of a Group Company, the Restricted Shares shall vest and be released from the Repurchase Right according to the following schedule: (i) twenty percent (20%) of the Restricted Shares set forth opposite the name of a Founder in Schedule I hereto shall be released from the Repurchase Right and shall therefore become Vested Shares and shall no longer be deemed Restricted Shares on October 23, 2008 (the “Start Date”); (ii) another twenty percent (20%) of the Restricted Shares set forth opposite the name of such Founder in Schedule I hereto shall be released from the Repurchase Right and shall therefore become Vested Shares and shall no longer be deemed Restricted Shares on the first anniversary of the Start Date; (iii) after the first anniversary of the Start Date, 1/36 of the remaining Restricted Shares shall be released from the Repurchase Right and shall therefore become Vested Shares and shall no longer be deemed Restricted Shares every thirty (30) day thereafter; provided that, the holders of a majority of the voting power of the outstanding Preferred Shares may approve a shorter vesting schedule than the schedule set forth above.

(b)   Accelerated Vesting Upon Qualified IPO or Change of Control. Notwithstanding the above, all then unvested Restricted Shares shall be released from the Repurchase Right and shall therefore become Vested Shares and shall no longer be deemed Restricted Shares upon the earlier to occur of: (i) a Qualified IPO (as defined in the Shareholders Agreement), and (ii) the sale, transfer, or other disposition of all or substantially all of the assets of any Group Company (if such assets constituting all or substantially all of the assets of the Group), or the consolidation, merger or other business combination of any Group Company with or into any other business entity duly approved by the Company in accordance with the Shareholders Agreement, pursuant to which shareholders of such Group Company, immediately prior to such consolidation, merger or other business combination will hold less than a majority of the voting power of the surviving or resulting entity thereafter (the “Change of Control”).

(c)   Deferred Vesting Upon Leave or Absence. Upon the occurrence of a Founder’s Leave or Absence, the vesting schedule of the Restricted Shares shall be suspended and deferred until the date on which such Founder returns to office, and the period starting from the date on which such Founder is unable to perform his duties to the date that he/she returns to office shall be excluded for purpose of determining the Date of Release.

(d)   Accelerated Vesting Upon Expiration of Leave or Absence.  Upon the expiration of the two years’ period of a Founder’s Leave or Absence as provided in Section 3.1(a)(iii) above, such number of Restricted Shares as set forth opposite the name of such

Founder in Schedule I hereto which should have otherwise been released from the Repurchase Right on the next Date of Release had no such Leave or Absence occurred shall be released from the Repurchase Right and shall therefore become Vested Shares and shall no longer be deemed Restricted Shares immediately on the date of such Termination. For the avoidance of doubt, any Restricted Shares that have not been so released pursuant to this subsection (d) on the date of such Termination shall remain to be subject to the Company’s Repurchase Right.

(e)   Accelerated Vesting Upon Certain Terminations. Upon a Termination by a Group Company of any Founder’s employment for any reason described under Section 3.1(a) above, (i) such number of Restricted Shares as set forth opposite the name of such Founder in Exhibit A hereto which should have otherwise been released from the Repurchase Right on the next Date of Release had no such Termination occurred, plus (ii) such number of Restricted Shares which should have otherwise vested and been released from the Repurchase Right had twelve (12) months elapsed from such next Date of Release during which no event of Termination had occurred, shall vest and be released from the Repurchase Right immediately on the date of Termination; provided that, if such Termination occurs after the Start Date and prior to the first anniversary of the Start Date, the vesting terms and the relevant Date of Release for the 20% of the Restricted Shares as set forth in Section 3.2(a) above shall be modified and revised so that after the Start Date and until the first anniversary of the Start Date, such 20% of the Restricted Shares shall vest to such Founder on a monthly basis. For the avoidance of doubt, any Restricted Shares that have not been released pursuant to this subsection (e) on the date of Termination shall remain subject to the Company’s Repurchase Right.

3.3          Mechanism of Repurchase. Within sixty (60) days following any event as set forth in Section 3.1(a) with respect to the Founder (the “Repurchase Period”), the Company may exercise  the Repurchase Right by delivering written notice to the relevant Principal which entitles the Company to repurchase a corresponding number of Restricted Shares pursuant to Section 3.2 above. The notice (the “Repurchase Notice”) shall indicate the number of Restricted Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not later than the last day of the Repurchase Period, which shall be accompanied with the written resolutions of the Board passed with affirmative votes of at least six (6) directors out of a Board composed of eight (8) directors to approve the Company’s exercise of the Repurchase Right. The Principals and the Company shall take all necessary actions to enable the Company to repurchase the Restricted Shares subject to the Repurchase Right. At the Company’s option, the aggregate repurchase price of the Restricted Shares being repurchased may be paid: (i) by delivery with such notice of a check to the applicable Principal or the Founder’s executor, or (ii) by cancellation by the Company of an amount of such Principal’s indebtedness to the Company, if any, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such Repurchase Price.  The applicable Restricted Shares are repurchased upon delivery of the Repurchase Notice and the applicable repurchase price by the Company in accordance with this Section 3.3, and all Restricted Shares repurchased shall be immediately cancelled, without further actions by any party. To effect the foregoing, the Company is authorized and empowered to date, execute, deliver and otherwise use the Transfer Form to effect the Repurchase Right.

3.4          Non-Exercise of Repurchase Right. If the Company has not elected to exercise the Repurchase Right with respect to any Restricted Shares during the Repurchase

Period, then, after the expiration of the Repurchase Period, all Restricted Shares of the Principals that are not repurchased pursuant to the Repurchase Right shall vest and no longer be subject to the Repurchase Right.

3.5          Termination of the Repurchase Right.  The Repurchase Right shall terminate upon the earlier to occur of (i) the exercise in full or expiration of the Repurchase Right, (ii) a Qualified IPO, or (iii) the Change of Control. Promptly after the expiration of the Repurchase Right, the Company shall, if required, cause to be delivered to the relevant Founder Holding Entity a new stock certificate or certificates representing the number of vested Ordinary Shares to which such Founder Holding Entity is entitled under this Agreement.

3.6          Add Additional Shares or Substituted Securities. In the event of the declaration of a share dividend (which is paid for the purpose of the share split), a spin-off, a share split, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, the Repurchase Right under this Section 3 shall apply mutatis mutandis to any new, substituted or additional securities that by reason of such transaction are distributed with respect to any Restricted Shares then subject to the Repurchase Right, to the same extent as such Restricted Shares. All such additional and substituted securities or other property shall be deposited in escrow pursuant to Section 2.2.

4.             Stop-Transfer Notices.  In order to ensure compliance with the terms of this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.             Miscellaneous.

5.1          Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

5.2          Assignments and Transfers; Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Investor hereunder are assignable in connection with the transfer (subject to applicable securities and other Laws) of Equity Securities of the Company held by such Investor but only to the extent of such transfer; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and any such transferee shall execute and deliver to the Company and the other parties hereto a joinder agreement becoming a party hereto as an “Investor”. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties. It is the parties’ intention that the Investors be made third party beneficiaries of this Agreement who shall be entitled to enforce the covenants and obligations of the Company and the Principals hereunder. The rights of the Investors shall vest immediately upon execution of this Agreement and may not be modified or diminished except with the prior written consent of the holders of ninety percent (90%) of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as converted basis).

5.3          Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

5.4          Dispute Resolution.

(a)   Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)   The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator.  The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(c)   The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 5.4, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 5.4 shall prevail.

(d)   Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)   The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)    The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive Law.

(g)   Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)   During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(i)    The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(i).           In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise.  Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii).          The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii).         If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 5.4); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(iv).         Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order.  Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(v).          The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 5.4 where such objections are based solely on the fact that consolidation of the same has occurred.

5.5          Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule C attached to the Shareholders Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 5.5). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

5.6          Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

5.7          Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

5.8          Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

5.9          Amendments and Waivers.  Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Investors, the holders of two thirds of the Ordinary Shares held by all holders of Preferred Shares (including Preferred Shares on an as-converted to Ordinary Share basis) including holders of a majority of Series C Preferred Shares, except that any such amendment or waiver that treats an Investor in a materially adverse manner than the other Investors in their capacity as such shall require the consent of such adversely affected holder; and (iii) as to the Principals, by persons or entities holding at least a majority of the Ordinary Shares held by them. Notwithstanding the foregoing, any Party (other than the Company) may waive the observance as to such Party of any provision of this Agreement (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such Party without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section 5.9 shall be binding upon all the Parties hereto.

5.10        No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

5.11        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

5.12        No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

5.13        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

5.14        Entire Agreement. This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Prior Agreement). For the avoidance of doubt, the Parties hereby agree and acknowledge that the Principals are subject to further, additional restrictions under the terms of the Right of First Refusal and Co-Sale Agreement.

5.15        Control.  In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

5.16        Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Restricted Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend (which is paid for the purpose of the share split) of the Restricted Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding Restricted Shares by such subdivision, combination or share dividend.

5.17        GSR Seal.  Notwithstanding anything to the contrary contained herein, this Agreement shall not come into effect unless the signature page of GSR Ventures III, L.P. is accompanied by its seal or chop.

5.18        Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. COMPANY: LightInTheBox Holding Co., Ltd. By: /s/ Quji Guo Name: Quji Guo Title: Director Share Restriction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. FOUNDERS: /s/ Guo Quji GUO QUJI ZHANG LIANG WEN XIN FOUNDER HOLDING ENTITIES: WINCORE HOLDINGS LIMITED By: /s/ Guo Quji Name: Guo Quji Title: Director VITZ HOLDINGS LIMITED By: Name: Wen Xin Title: Director CLINET INVESTMENTS LIMITED By: Name: Zhang Liang Title: Director Share Restriction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. FOUNDERS: GUO QUJI /s/ Zhang Liang ZHANG LIANG WEN XIN FOUNDER HOLDING ENTITIES: WINCORE HOLDINGS LIMITED By: Name: Guo Quji Title: Director VITZ HOLDINGS LIMITED By: Name: Wen Xin Title: Director CLINET INVESTMENTS LIMITED By: /s/ Zhang Liang Name: Zhang Liang Title: Director Share Restriction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. FOUNDERS: GUO QUJI ZHANG LIANG /s/ Wen Xin WEN XIN FOUNDER HOLDING ENTITIES: WINCORE HOLDINGS LIMITED By: Name: Guo Quji Title: Director VITZ HOLDINGS LIMITED By: /s/ Wen Xin Name: Wen Xin Title: Director CLINET INVESTMENTS LIMITED By: Name: Zhang Liang Title: Director Share Restriction Agreement

IN WITNESS WHEREOF, the parties here to have executed this Agreement as of the date first written above. INVESTORS: CEYUAN VENTURES II, L.P. By: Ceyuan Ventures Management II, LLC Its: General Partner By: Executive Managing Director CEYUAN VENTURES ADVISORS FUND, LLC By: Name: Title: Share Restriction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. INVESTORS: GSR Ventures III, L.P. By: GSR Partners III, L.P. Its General Partner By: GSR Partners III, Ltd. Its General Partner By: Authorized Signatory Banean Holdings Ltd By: Authorized Signatory Address: 101 University Ave, 4th Floor Palo Alto, CA 94301 Tel: +1-650-331-7300 Fax: +1-650-331-7301 Attention: Richard Lim Share Restriction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. INVESTORS: GSR Ventures III, L.P. By: GSR Partners III, L.P. Its General Partner By: GSR Partners III, Ltd. Its General Partner By: Authorized Signatory Banean Holdings Ltd By: Authorized Signatory Address: 101 University Ave, 4th Floor Palo Alto, CA 94301 Tel: +1-650-331-7300 Fax: +1-650-331-7301 Attention: Richard Lim Share Restriction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. INVESTORS: Trustbridge Partners III, L.P. BY: TB Partners GP3, L.P. BY: TB Partners GP LIMITED Its general partner BY: Name: Share Restriction Agreement

Schedule I

SCHEDULE OF RESTRICTED SHARES
SUBJECT TO REPURCHASE RIGHT

Name of Founder	Founder Holding Entity	Number of Ordinary Shares Held by Founder Holding Entity as of the Start Date	Number of Ordinary Shares held by Founder Holding Entity as of the date of this Agreement (following the 2:3 share split)
Guo Quji (郭去疾), a PRC citizen with PRC Identification Card number 510105197509100012	Wincore Holdings Limited	7,037,037	10,555,555
Zhang Liang (张良), a PRC citizen with PRC Identification Card number 610302197610292034	Clinet Investments Limited	4,692,593	7,038,889
Wen Xin (文心), a PRC citizen with PRC Identification Card number 440301198004202314	Vitz Holdings Limited	4,692,593	7,038,889
Total:		16,422,223	24,633,333

Schedule II

List of Investors

Ceyuan Ventures II, L.P.

Ceyuan Ventures Advisors Fund II, LLC.

GSR Ventures III, L.P.

Banean Holdings Ltd

Trustbridge Partners III, L.P.

Exhibit A

FORM OF TRANSFER FORM

We [Insert name and address of Transferor] (hereinafter called “the Transferor”), for good and valuable consideration received by us from LightInTheBox Holding Co., Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (hereinafter called “the Transferee”) do hereby transfer unto the said Transferee [                      ] Ordinary Shares of US$1/15000 each standing in our name in the Register of the Transferee to hold unto the said Transferee.

Dated this          day of                               ,           .

[Signatures on following page]

As witness our hands,

Signed by an authorized signatory of [Insert name of Transferor] (the Transferor) on the date first set forth above:

Name:
Capacity:

Signed by an authorized signatory of LightInTheBox Holding Co., Ltd. (the Transferee) on the date first set forth above:

Name:
Capacity: